Exhibit 99.1

STATE OF CONNECTICUT
DEPARTMENT OF PUBLIC UTILITY CONTROL
TEN FRANKLIN SQUARE
NEW BRITAIN, CT 06051

DOCKET NO. 06-07-08PH02	APPLICATION OF THE CONNECTICUT WATER COMPANY TO AMEND RATE SCHEDULES — ADJUSTMENT TO ANNUAL REVENUES
March 28, 2008
By the following Commissioners:
John W. Betkoski, III
Donald W. Downes
Anne C. George
DECISION
I. INTRODUCTION
A. Summary
     In this Phase II Decision, in accordance with the amended Settlement Agreement adopted in the Phase I Decision dated January 16, 2007, in Docket No. 06-07-08, Application of The Connecticut Water Company to Amend Rate Schedules, the Department of Public Utility Control amends the rate schedules of The Connecticut Water Company to generate total annual revenues of $62,891,850, an increase of $6,712,108, or approximately 11.95%, over total annual revenues of $56,179,742 allowed in Phase I. As a result, The Connecticut Water Company’s meter service charges, commodity charges and fire protection charges are increased across-the-board by 12.02% for customers in all divisions except for former customers of South

Docket No. 06-07-08PH02	Page 2
Coventry Water Company and the Eastern Connecticut Regional Water Company, Inc. The Company’s uniform schedule of miscellaneous service charges will not change (which accounts for the difference between the 11.95% overall increase and 12.02% across-the-board increase), but will now also apply to the former customers of South Coventry Water Company and the Eastern Connecticut Regional Water Company, Inc.
B. Background of the Proceeding
     The Connecticut Water Company (CWC or Company) is a public service company as defined in Section 16-1 of the General Statutes of Connecticut (Conn. Gen. Stat.). The Company currently serves approximately 85,000 customers in 54 towns across Connecticut.
     By original Application filed on July 18, 2006, CWC requested approval of the Department of Public Utility Control (DPUC or Department) to amend its water service rate schedules pursuant to Conn. Gen. Stat. § 16-19. Ultimately, in an attempt to resolve all outstanding issues in this proceeding, the Company, the Office of Consumer Counsel (OCC) and the Prosecutorial Unit of the Department (collectively, the Settling Parties) filed a Settlement Agreement with the Department on December 4, 2006.
     By letter dated December 19, 2006, the Department denied the Settling Parties’ request to approve the Settlement Agreement, but indicated it would continue to consider amendments to the Settlement Agreement if timely filed. By filing dated December 20, 2006, the Settling Parties offered an amended Settlement Agreement for the Department’s consideration. By Decision dated January 16, 2007, in Docket No. 06-07-08, Application of The Connecticut Water Company to Amend Rate Schedules (Phase I Decision), the Department adopted the amended Settlement Agreement.
     As adopted, the amended Settlement Agreement provided for a revenue increase for CWC of $10,940,821 (over pro forma revenues at current rates of $49,061,970, for total annual revenues of $60,002,791) to be phased-in in two phases over a 15-month period. Of the $10,940,821 amount, $7,117,772, or 14.5%, was allowed for Phase I, with the remaining $3,823,049, or 6.8%, to be allocated in Phase II. The amended Settlement Agreement also provided for the inclusion of the amortization of the regulatory asset created by the deferral of the $3,823,049.
     The amended Settlement Agreement further allowed CWC to file, on or about January 30, 2008, a request for a limited reopening of Docket No. 06-07-08 to reflect increases in rate base arising from additional plant funded by the Company and placed in service on or before December 31, 2007.
     By Petition to Reopen dated January 31, 2008 (Petition), in accordance with Conn. Gen. Stat. § 16-19 and the amended Settlement Agreement, CWC requested a limited reopening of Docket No. 06-07-08 for the approval of an adjustment to annual revenues to: (1) implement the Phase II increase contemplated by the amended Settlement Agreement and approved in the Phase I Decision; (2) reflect increases in rate base related to additional plant funded by the Company and placed in-service by year-end 2007; and (3) reflect increased depreciation and property tax expense associated with that additional plant.

Docket No. 06-07-08PH02	Page 3
C. Parties and Intervenors
     The Department designated the following entities as Parties to this proceeding: The Connecticut Water Company, 93 West Main Street, Clinton, Connecticut 06413; the Office of Consumer Counsel, Ten Franklin Square, New Britain, Connecticut 06051; and the Prosecutorial Unit of the Department.
     The Department designated the Office of the Attorney’s General (AG), Ten Franklin Square, New Britain, Connecticut 06051, and the Northeast Connecticut Council of Governments1 as Intervenors to this proceeding.
D. Conduct of the Proceeding
     By Notice of Audit dated February 7, 2008, the Department conducted an audit on February 20, 2008, of the Company’s books and records.
     By Notice of Inspection dated February 11, 2008, the Department performed an inspection on February 15, 2008, of the Company’s plant and facilities.
     By Notice of Hearing dated February 11, 2008, pursuant to Conn. Gen. Stat. § 16-19, the Department announced that the hearing in this matter would commence on February 22, 2008, at the offices of the Department, Ten Franklin Square, New Britain, Connecticut. However, due to inclement weather, the hearing was postponed. By Notice of Continued Hearing dated February 22, 2008, the Department held the hearing on February 27, 2008, at its offices. In addition, by the same Notice of Hearing dated February 11, 2008, the Department convened a total of four public hearing evening sessions for the purpose of receiving public comment on this matter, on the following dates and locations: on February 25, 2008, at the Enfield Town Hall, 820 Enfield Street, Enfield, Connecticut; on February 26, 2008, at the Naugatuck Town Hall, 229 Church Street, Naugatuck, Connecticut; on February 27, 2008, at the Plainfield Town Hall, 8 Community Avenue, Plainfield, Connecticut; and on February 28, 2008, at the Clinton Town Hall, 54 East Main Street, Clinton, Connecticut.
     At the conclusion of the February 28, 2008 hearing session, the Department continued the hearing without date pending the receipt of Late Filed Exhibit No. 2.2 CWC filed this on March 5, 2008. Accordingly, by Notice of Close of Hearing dated March 11, 2008, the Department re-closed the record in this proceeding.
E. Public Comment
     As noted in Section I.D, above, the Department conducted four public comment hearing sessions concerning Phase II of this proceeding in Enfield, Naugatuck,

[1]	NECCOG is a regional council of governments created and acting pursuant to Conn. Gen. Stat. § 4-121i et seq.

[2]	The Department requested CWC to file, as Late Filed Exhibit No. 2, its responses to customer correspondence regarding the Phase II proceeding. Tr. 2/28/08, pp. 1857-1859.

Docket No. 06-07-08PH02	Page 4
Plainfield and Clinton, Connecticut. No customers or other members of the public attended the Enfield and Plainfield hearing sessions.
     During the Naugatuck hearing session, the Company gave a short presentation on its Phase II rate increase proposal. One member of the public spoke and expressed his concerns that the Company had gone without a rate increase since 1991, prior to the tenure of the Company’s current CEO. The Customer suggested that the Petition to increase rates may be attributable to undeserved upper management bonuses.
     CWC also gave a short presentation at the Clinton hearing session. One customer provided public comment. Among other concerns, the customer commented on the recent and anticipated increases in fire hydrant rates that the Town of Clinton must absorb. That customer suggested that the Company more aggressively pursue cost-cutting measures instead of applying for a rate increase.
     The Department received more than a dozen letters from customers, all of whom objected to the proposed Phase II increase. A number of these letters also raised individual concerns, including: customer responsibility for service line repairs, water rate design, and water quality. At the request of the Department, the Company submitted Late Filed Exhibit No. 2, which detailed the Company’s responses to these letters.
II. DEPARTMENT ANALYSIS — PHASE II
A. Rate Base
     1. Utility Plant Additions
          a. General
     Since the Phase I Decision, on or before December 31, 2007, CWC placed in service $15,920,227 in net utility plant additions. Petition, Schedules A-1.0 and C-3.3; Responses to Interrogatories WA-244 and OCC-18; Tr. 2/27/08, p. 1799. However, under the amended Settlement Agreement, the total amount of the Phase II increase in rate base cannot exceed $15.5 million. Amended Settlement Agreement, p. 2. Accordingly, the Company seeks the maximum of $15.5 million for Phase II. Response to Interrogatory WA-244.
     The Company provided cost breakdowns of the $15.5 million in CWC-funded utility plant additions and indicated that all additions are in service and used and useful as of December 2007. Response to Interrogatory WA-246.
     Of the $15.5 million, $2,033,536 represents the Company’s deferred pro forma 2006 rate base projects that went into service in 2006 and were transferred to utility plant in 2007. Response to Interrogatory WA-244.3 The Company provided a list of the specific CWC-funded projects included in the deferred pro forma 2006 rate base plant

[3]	These deferred pro forma 2006 projects are identified in Late Filed Exhibit No. 30-1 Supplemental, which was submitted during the Phase I proceeding on October 30, 2006.

Docket No. 06-07-08PH02	Page 5
with their associated costs and the associated amount of depreciation expense for those projects. Response to Interrogatory WA-245, Exhibit WA-245.
     The remainder of the $15.5 million is for projects installed in 2007. Application, Schedules A-1.0 and B-2.1; Responses to Interrogatories WA-244 and WA-246. The 2007 additions are detailed account by account in workpaper WP B-2.1 filed with the Petition.
     There are 13 capital projects of major plant additions that cost more than $250,000 that went into service in 2007, described during the proceeding. Application, Marston, PFT, pp. 2-9, and Exhibit A.2 Supplemental; Response to Interrogatory WA-246. These projects support and address critical needs for water quality and quantity improvements, water pressure improvements, Safe Drinking Water Act (SDWA) projects and fire improvement projects. Tr. 2/27/08, p. 1799. During 2007 CWC replaced over 23,000 feet of water main at a total cost of $4.14 million. All replacements used either 8-inch or 12-inch ductile iron pipe. Response to Interrogatory WA-247. Other capital additions, other than specific projects include meter purchases, service lines up to 1-inch, and newly purchased vehicles for $787,244. Petition, Marston PFT, p. 9.
     The $15.5 million in CWC-funded net utility plant additions also includes two capital projects in Clinton (the Glenwood Road Clean and Line project and the Kelseytown Road Clean project) and one in Plainfield (the Cemetery Road water main extension project). The Clinton projects were implemented by the Company in response to complaints from customers. The Plainfield project was installed in order to comply with the joint order of the Department of Public Health (DPH) and the DPUC (together, the Departments) in the Decision dated July 19, 2006, in Docket No. 04-11-18, Joint Investigation of DPH and DPUC of Pond View Apartments (PVA Decision). These projects are discussed in the following two subsections.
          b. Glenwood Road and Kelseytown Road Projects
     The Glenwood Road Clean and Line project and the Kelseytown Road Clean project, both in Clinton, Connecticut, were largely to address an occasional but continuing problem resulting in black specks from manganese deposition. Tr. 2/27/08, pp. 1795-1796.
     The Company recalled one affected customer in particular, Ms. Sherry Escobales, who had attended the September 19, 2006 public comment hearing session held at the Clinton Town Hall during the Phase I proceeding. Ibid., p. 1796. Ms. Escobales had brought a water filter from her home that appeared to have black discoloration, which was most likely caused by an accumulation of manganese residuals. Ibid.
     Although manganese is not a health risk, manganese residuals cause black specks to appear in water. To remedy this problem, the Company implemented an extensive project to mechanically clean and line 2,300 feet of the 14-inch distribution main on Glenwood Road from the intersection with Iron Works Road to the intersection with Cream Pot Road. Petition, Marston PFT, p. 3. During that project, the Company

Docket No. 06-07-08PH02	Page 6
also mechanically cleaned 8,000 feet of 16-inch main on Kelseytown Road; this main is already lined. Ibid. These projects will remove accumulated rust and sediment from the pipeline and coat the inside of the Glenwood Road pipe with a cement lining to improve hydraulic capacity and water quality. Total costs for these projects amounted to $685,734 and $313,612, respectively. Petition, Marston PFT, p. 3; Tr. 2/27/08, p. 1796.
          c. Cemetery Road Project
     The Departments conducted a joint investigation of the Pond View Apartments (PVA) water system in Docket No. 04-11-18, above. As a result, CWC was required to extend a water main by approximately 2,500 feet down Cemetery Road in Plainfield to serve the apartments by December 31, 2007. PVA Decision, pp. 12, 14. The PVA Decision ordered the owner of the PVA to bear the full cost of the extension to serve the apartments. Ibid., p. 14.
     Subsequent to the PVA Decision, CWC reached agreement with the Hilldale Park Homeowners Association (HPHA) to provide service to the 55 HPHA homes from the Cemetery Road water main extension. Response to Interrogatory OCC-5; Tr. 2/27/08, pp. 1781-1782. The Company currently owns the HPHA water system. Tr. 2/27/08, pp. 1779, 1811.
     A total of 3,098 feet of 8-inch main was placed in service on August 15, 2007. This included 2,670 feet of main along Cemetery Road and 428 feet of main to connect to the HPHA water system on Oak, Pine and Forest Streets. There are also four fire hydrants located on Cemetery Road and a 4-inch service line across Cemetery Road to the entrance of the PVA. The installation of a meter pit and additional 4-inch pipe of unknown length to connect to the PVA system remains to be done. Exhibit A.2 Supplemental.
     The PVA water system is neither connected to CWC nor taking water from CWC. However, the main extension is in service and used and useful since it provides fire protection to the area via the four hydrants, which includes one hydrant in front of the PVA. The locations of these hydrants were determined by the Plainfield Fire Marshal. Responses to Interrogatories OCC-5 and OCC-6; Tr. 2/27/08, p. 1792.
     On July 20, 2007, and October 4, 2007, the Company sent letters via certified mail to Worldwide Property Management, the owner of the PVA, requesting payment of $168,200, which was the estimated cost at that time to extend the water main on Cemetery Road from Forest Street to the PVA and to provide a connection to the water system there. Response to Interrogatory WA-252. The Company has received no response. Ibid.
     The total cost of the project to date is $322,481, including costs associated with the hydrants. The length of water main from Forest Street to the PVA is 1,178 feet. The owner of the PVA is responsible for: (1) the cost of installation of that amount of main plus the cost of the 4-inch service line already installed; (2) the cost of the meter pit and fittings to be installed; and (3) the cost of the still unknown amount of pipe and fittings needed to connect to the PVA system. The Company has calculated that the PVA is responsible for $168,200 of the work completed to date. The Company states

Docket No. 06-07-08PH02	Page 7
that if it receives payment from the owner of the PVA, that payment will be credited against utility plant. Exhibit A.2 Supplemental.
     The OCC opposes putting the cost of the main extension into rate base as the Company has not exhausted all avenues for recovery of these costs from the owner of the PVA. OCC Brief, pp. 3-5. The Company states that the extension is used and useful today, serves approximately 50 customers and has been providing fire protection since late 2007. Furthermore, the Company states that it should not be penalized for complying with the Departments’ orders of regarding installation of the main extension. CWC Brief, pp. 3-4.
     The portion of this main that serves HPHA, $154,281, is not in dispute by the parties to the amended Settlement Agreement and is allowed as part of this Decision. The remaining $168,200 attributable to PVA has been contested by the OCC. However, whether this amount is included or not in this Decision will not change the amount of the increase due to the fact that completed plant exceeds the amount allowed by the amended Settlement Agreement by an amount greater than $168,200. Therefore, other plant would merely replace this amount. Notwithstanding, the OCC believes that there is an important legal precedent that would be set by including this amount that the OCC opposes.
     Since it will have no effect on this Decision, the Department will defer ruling on whether the $168,200 attributable to PVA should be included in rates at this time. Events in the near future may render this issue moot. At a minimum, the Department should have a more information by the time of the Company’s next general rate request in order to rule on this issue.
     The DPUC will allow the portion of the main that serves HPHA, $154,281 [$322,481 — $168,200]. The remaining amount attributable to PVA, $168,200, will not be allowed into the rate base of the Company for purposes of Phase II of the Settlement. In the interim, the DPUC and the DPH will work with the Company towards a resolution of the underlying issues in Docket No. 04-11-18, above.
     2. Depreciation Expense
     The amended Settlement Agreement allows the Company to recover its depreciation expense related to the 2007 CWC-funded plant additions; the $15.5 million rate base cap also applies to the associated depreciation expense. The depreciation expense calculated by the Company, for Phase II $15.5 million net utility plant additions, is $1,151,062. Petition, Schedule C-3.3. The Company’s depreciation rates by account are listed in pages 2 through 5 of workpaper WP C-3.3 of the Petition. The depreciation rates that the Company uses are the rates that were listed as the current depreciation rates in workpaper C-3.3 filed under the initial proceeding; these depreciation rates were approved in the Phase I Decision. Response to Interrogatory OCC-10; Tr. 2/27/08, p. 1805.
     Under the amended Settlement Agreement, the Company is entitled to recover depreciation expense for its 2007 additions to plant since Phase I. The Department

Docket No. 06-07-08PH02	Page 8
approves depreciation expense of $1,151,062 for Phase II $15.5 million net utility plant additions.
     The OCC advocates for a composite depreciation rate to be applied to the incremental plant which is at issue in this proceeding. The OCC’s composite rate is based on total depreciation expense of the Company and total plant of the Company. OCC Brief, pp. 5-7. The Company states that a composite rate is not reflective of its incremental one-year depreciation rate for 2007. CWC Brief, pp. 4-5. If the overall Company composite rate were to be applied only to 2007 additions, CWC will not recover its proper depreciation expense on the 2007 items as required by the amended Settlement Agreement. Ibid.
     During oral arguments held on March 27, 2008, the Company and the OCC reported that they had arrived at an agreement regarding the depreciation issue. The parties differing opinions were the result of their individual interpretations of the amended Settlement Agreement adopted in the Phase I Decision. While the Company believes its request for depreciation expense is justified, it acknowledges the OCC’s concern. The agreed upon amount of $883,406 for depreciation expense is essentially a compromise between these parties’ interpretations with respect to depreciation expense.
     The Department finds that the compromise reached between CWC and the OCC is a reasonable approach to the depreciation expense issue. The allowed depreciation expense of $883,406 is a reduction of $267,656 from that originally filed by the Company.
     3. Property Tax
     CWC and the OCC disagree on how the collection of property tax should be handled. The Company argues that property tax should be assigned to all additions presented in this reopener, rate base additions and Developer Funded Projects for a total of $19,460,575 and $364,038 in incremental property tax expense. Petition, Schedule A-1.0. The Company is liable for the property tax expense associated with Developer Contributed Funds. The OCC states that collection of property tax should be limited to the Company’s grand list declaration as of October 2007. The OCC reasons that the Company’s 2008 property tax will be based on this grand list and providing for property taxes that do not appear on the current grand list will result in ratepayers funding property tax expense that the Company will not actually pay until July 2009. OCC Brief, p. 8.
     The Company states that the grand list referenced by the OCC presents only the value for general personal property. Thus, the assessment value proposed by the OCC does not include “Land and Land Rights,” “Structures & Improvements,” “Distribution Reservoirs & Standpipes,” or office-related plant additions. New vehicles are also not included in the grand list relied upon by the OCC. CWC Brief, pp. 5-7.
     The portion of the amended Settlement Agreement that addresses property tax collection reads, “CWC shall be allowed to recover the additional property taxes on the 2007 additional plant additions based upon the latest actual mill rates in effect . . . .” In

Docket No. 06-07-08PH02	Page 9
this instance, the Department interprets “recover” to mean that actually paid. Therefore, the OCC raises a valid point in its argument of not allowing for an expense that will not occur. However, the amended Settlement Agreement did anticipate recovery of property tax on the full 2007 additions at some point prior to the next rate case.
     The Department finds that the most equitable approach here is to calculate expected property tax payable on 2007 additions until the Company’s next rate case. For this, the Department will assume a 2-year period until the Company’s next rate application. The Department will allow full property tax recovery for year 2 of $364,038 and recovery in 2008 (year 1) based on the grand list increase of November 2007 over November 2006 [$6,497,431] plus the 2007 real property additions referenced in the Company’s brief that are not included in Late Filed Exhibit No. 1 [$4,642,416]. When applying actual mill rates of 18.71 per 1,000 of assessment, the amount of property tax for 2008 is $208,427 [$11,139,847 x 18.71]. Combining the $364,038 with $208,427 equals $572,465; divided by a 2-year rate case interval, this results in an annual property tax amount of $286,233. The Department thereby reduces property tax expense by $77,806.
     4. Vehicles
     The OCC recommends excluding the vehicles that the Company has purchased and included in its 2007 plant additions. The OCC states that the Company was already permitted to recover the lease expense of the vehicles in Phase I. The Company’s changing of its fleet procurement policy to purchase instead of lease vehicles should not result in an additional burden to ratepayers. OCC Brief, p. 7.
     The Company states that the amended Settlement Agreement explicitly excludes from the reopener “any other adjustments to expense, revenue, rate base or rate of return.” The Company further states that the scope of this proceeding does not include any of the numerous items that have changed since January of 2007. Additionally, the OCC does not cite to any particular amount of leasing expense that is claimed to be duplicated by the 2007 vehicle purchase. CWC Reply Brief, pp. 2-3.
     During the settlement process in Phase I of this proceeding, the Settling Parties negotiated several operating expenses collectively; little detail was provided for any particular expense item in subsequent proceedings. The Department has nothing with which to evaluate this expense and relies on the amended Settlement Agreement, which does not specifically address vehicle leasing expense. As such, the Department will not make an adjustment to vehicle purchases.
B. Revenues and Revenue Adjustments
     1. Proposed Revenue Increase
     With the adoption of the amended Settlement Agreement, the Department approved a total increase of $10,940,821 in annual revenues to be phased-in in two phases over a 15-month period: $7,117,772 in Phase I and $3,823,049 in Phase II.

Docket No. 06-07-08PH02	Page 10
     As a result of the Phase 1 increase of $7,117,772, CWC’s approved level of total annual revenues currently stands at $56,179,742. Phase 1 Decision, p. 22.
     In the instant proceeding, CWC seeks to begin recovery of: (a) the $3,823,049 deferred to Phase II, plus the amortization of the regulatory asset created by the deferral and a return on the unamortized balance of the regulatory asset; and (b) increases in rate base arising from additional plant funded by the Company and placed in service on or before December 31, 2007, less the 2007 increment to accumulated depreciation less additional deferred taxes related to liberalized depreciation as of December 31, 2007; and (c) increased depreciation and property tax expense associated with the additional utility plant in service at December 31, 2007. Petition, p. 2.
     In sum, CWC proposes an increase of $7,057,569 for total annual revenues of $63,237,311 [$56,179,742 + $7,057,569]. Petition, p. 3; Schedules A-1.0 & E-1.0; Response to Interrogatory WA-253, Exhibit WA-253. This represents an overall increase of 12.56% over total annual revenues of $56,179,742 at present rates. (See Table 1 in Section II.B.3, below.)
     2. Approved Revenues
     Upon review of the components of the proposed increase, the Department has found it appropriate to reduce depreciation expense $267,656 and property tax expense by $77,805 (see Sections II.A.2 and II.A.3, above), a net reduction of $345,461. Therefore, the Department adjusts the requested revenue increase by that amount, which results in an approved Phase II rate increase of $6,712,108 [$7,057,569 — 345,461], an overall increase of approximately 11.95% over Phase I approved revenues of $56,179,742. (See Table 2 in Section II.B.3, below.) Total annual revenues of $62,891,850 [$56,179,742 + $6,712,108] are hereby approved.
     3. Retail Water Revenues
     Public Act 07-139, An Act Concerning Water Company Infrastructure Projects (PA 07-139), was enacted by the State Senate and House of Representatives on June 19, 2007, several months after the Department adopted the Settlement Agreement in the Phase I Decision dated January 16, 2007.4 Section 2(a) of Public Act 07-139, states, in part:
The Department of Public Utility Control may authorize a water company to use a rate adjustment mechanism, such as a water infrastructure and conservation adjustment (WICA), for eligible projects completed and in service for the benefit of the customers.
Section 2(f) of PA 07-139 further states, in part:

[4]	To implement the provisions of PA 07-139, the Department initiated an uncontested docket, Docket No. 07-09-09, DPUC Review of the Requirements for Implementation of a Water Infrastructure and Conservation Adjustment. A final Decision in Docket No. 07-09-09 is expected before early May 2008.

Docket No. 06-07-08PH02	Page 11
The WICA adjustment shall be calculated as a percentage, based on the original cost of completed eligible projects multiplied by the applicable rate of return, plus associated depreciation and property tax expenses related to eligible projects and any reconciliation adjustment calculated . . . as a percentage of the retail water revenues approved in its most recent rate filing for the regulated activities of said water company. (Emphasis added.)
     The Department has generally recognized that a company’s retail water revenues are its total annual revenues less revenues from sales for resale and miscellaneous charges.
     The Company provided the following table to demonstrate the current and requested revenue breakdown for each customer class, fire protection and miscellaneous charges. Response to Interrogatory WA-253, Exhibit WA-253. The Department added the last column to show what the percentage increase is for each line item. It should be noted that revenues from the former customers of South Coventry Water Company (South Coventry) and the Eastern Connecticut Regional Water Company, Inc. (Eastern) are not included in these amounts. Bancroft, p. 3. South Coventry’s existing rates were not affected by the Phase I Decision. Ibid. Eastern’s customers were acquired by CWC after Phase I rates became effective and were, therefore, not considered part of the customer base to which the Phase II increase will be applied. Ibid.
     Table 1

	DN 06-07-08	Requested	DN 06-07-08PH02%
Customer Class	(Phase I)	Increase	(Phase II)	Increase
Residential[5]	$35,815,315	$4,528,260	$40,343,575	12.64%
Commercial	6,756,035	853,963	7,609,998	12.64%
Industrial	1,781,562	225,189	2,006,751	12.64%
Public Authority	1,993,123	251,931	2,245,054	12.64%

Total Metered	$46,346,035	$5,859,343	$52,205,378	12.64%

Public & Private Fire	9,479,634	1,198,226	10,677,860	12.64%

Retail Sales	$55,825,669	$7,057,569	$62,883,238	12.64%

Miscellaneous Charges	354,073	—	354,073	0.00%

Subtotal	$56,179,742	$7,057,569	$63,237,311	12.56%

Deferred Revenue	3,823,049	(3,823,049)	—

Total Annual Revenues	$60,002,791	$3,234,520	$63,237,311
     The above table demonstrates that retail sales exclude miscellaneous charge revenue. By way of a footnote, however, the Company noted that revenue figures for the commercial class do include revenue from two sales for resale customers (The Metropolitan District Commission and The Hazardville Water Company) that are being charged at retail commercial rates, totaling $48,636 at present rates. Response to Interrogatory WA-253, Exhibit WA-253. Under the proposed across-the-board rate

[5]	This includes seasonal customers. Response to Interrogatory WA-253, Exhibit WA-253.

Docket No. 06-07-08PH02	Page 12
increase of 12.64%, revenue from sales for resale would then be $54,784 [$48,636 x (100% + 12.64%)] at proposed rates. Given that retail water revenues should also exclude sales for resale revenue, a reduction of $54,784 is in order for the purposes of calculating the Company’s WICA adjustments, should CWC be authorized to apply a surcharge or credit pursuant to PA 07-139. Therefore, at the Company’s proposed rates, retail water revenues would amount to $62,828,454 [$63,237,311 — $354,073 — $54,784] to reflect the exclusion of $354,073 in miscellaneous charge revenue and $54,784 in sales for resale revenue.
     However, as discussed in Section II.B.2, above, the Department has instead approved a slightly lower revenue increase of $6,712,108, or approximately 11.95%. Accordingly, the Department has adjusted the above table to reflect the lower revenue increase, as follows:
Table 2

	DN 06-07-08	Approved	DN 06-07-08PH02%
Customer Class	(Phase I)	Increase	(Phase II)	Increase
Residential	$35,815,315	$4,306,196	$40,121,511	12.02%
Commercial	6,756,035	812,301	7,568,336	12.02%
Industrial	1,781,562	214,203	1,995,765	12.02%
Public Authority	1,993,123	239,640	2,232,763	12.02%

Total Metered	$46,346,035	$5,572,340	$51,918,375	12.02%

Public & Private Fire	9,479,634	1,139,768	10,619,402	12.02%

Retail Sales	$55,825,669	$6,712,108	$62,537,777	12.02%

Miscellaneous Charges	354,073	—	354,073	0.00%

Subtotal	$56,179,742	$6,712,108	$62,891,850	11.95%

Deferred Revenue	3,823,049	(3,823,049)	—

Total Annual Revenues	$60,002,791	$2,889,059	$62,891,850
     Under the approved across-the-board rate increase of 11.95%, proposed revenue from sales for resale is reduced to $54,448 [$48,636 x (100% + 11.95%)]. Therefore, at the approved rates, CWC’s retail water revenues amounts to $62,483,329 [$62,891,850 — $354,073 — $54,448] for the purposes of calculating the Company’s WICA adjustments, in the event that the Department authorizes CWC to apply a surcharge or credit pursuant to PA 07-139.
C. Rates and Rate Structure
     1. Uniform Schedule of Special Charges
     As a result of the Phase I Decision, CWC consolidated its various schedules of special charges into a uniform schedule for use across all of its divisions. Phase I Decision, pp. 15-16.
     In Phase II, the Company is barred from making further adjustments to the uniform schedule of special charges approved in Phase I. Amended Settlement

Docket No. 06-07-08PH02	Page 13
Agreement, p. 4. The Company does, however, seek to also apply this schedule to the customers of two recently acquired companies. Westbrook PFT, pp. 3-4.
     In a separate docket that took place during the course of the Phase I proceeding, the Department approved the merger of South Coventry with and into CWC. Decision dated September 20, 2006, in Docket No. 06-06-21, Application of Connecticut Water Service, Inc. The Connecticut Water Company & South Coventry Water Supply Company, Inc. for a Change of Control of South Coventry Water and Its Merger with and into The Connecticut Water Company. As a result of that Decision, CWC preserved South Coventry’s existing rate schedule, which includes four miscellaneous service charges. Response to Interrogatory WA-258, Exhibit WA-258-1, p. 1; Phase I Decision, Appendix A, p. 8.
     Additionally, in late 2007, CWC acquired the assets owned by Eastern, a wholly-owned subsidiary of Birmingham Utilities, Inc. Decision dated November 16, 2007, in Docket No. 07-07-33, DPUC and DPH Review of Joint Application of South Central Connecticut Regional Water Authority, The Connecticut Water Company and BIW Limited for Approval of the Merger of BIW Limited with and into South Central Connecticut Regional Water Authority and The Connecticut Water Company’s Acquisition of Assets Owned by Eastern Connecticut Regional Water Company, Inc. Similar to South Coventry, the Company continued to apply Eastern’s existing rates, which includes a number of miscellaneous service charges, to former Eastern customers. Response to Interrogatory WA-258, Exhibit WA-258-1, p. 2.
     As part of Phase II, the Company proposes to also apply its schedule of special charges to include in its entirety all of its customers, including those in the recently acquired systems. Westbrook PFT, pp. 3-4. CWC believes that applying its schedule of special charges to include the former customers of South Coventry and Eastern would provide consistency throughout the Company. Ibid. Furthermore, doing so would streamline procedures for CWC’s customer service representatives and billing systems, which would likely result in improved customer service. Ibid.
     It should be noted that CWC’s current schedule of special charges already contains rates that correspond with all four of South Coventry miscellaneous service charges (termination charge, reconnection charges, bad check charges and late payment charge). Response to Interrogatory WA-258, Exhibit WA-258-1, p. 1. In contrast, Eastern’s schedule of miscellaneous service charges contains some charges that do not appear to have reasonable equivalents in CWC’s schedule. Therefore, the Department questioned whether those charges should be eliminated. Relative to Eastern’s “labor rates for time & materials,” for example, the Company reasoned that labor rates would likely cover recurring services such as frozen meter concerns and curb box repairs. Tr. 2/27/08, p. 1813. CWC’s current schedule contains specific charges for these services. Response to Interrogatory WA-258, Exhibit WA-258-1, p. 2. The Company believes that the use of specific charges provides customers with more predictable rate amounts rather than having to deal with individually calculating time and materials for billing purposes. Tr. 2/27/08, pp. 1813-1814. As another example, the Company explained that the trail permit fees on Eastern’s schedule would not necessarily apply since there are no company-owned properties of any substance in Eastern’s service area that would trigger a trail permit. Ibid., pp. 1814-1815. In

Docket No. 06-07-08PH02	Page 14
researching the trail permit fees, the Department found that these fees relate solely to two trail systems on property owned, at that time, by Birmingham Utilities, Inc. in its Ansonia Division. Decision dated November 28, 2006, in Docket No. 06-05-10, Application of Birmingham Utilities, Inc. to Increase Its Rates, p. 29.
     In consideration of the above, the Department reviewed the uniform schedule of special charges the Company proposes to also apply to customers on the South Coventry and Eastern systems. CWC’s fees are existing charges of CWC and the new customers are now CWC customers. Therefore, charging new customers these fees is reasonable, since these charges are intended to recover the Company’s associated costs for these services and/or to discourage certain activities. Overall, the Department believes that applying a uniform schedule would allow for greater consistency and simplicity among all of the Company’s divisions and help avoid any misunderstanding or confusion that might result from having multiple schedules. In light of the above, the Department authorizes CWC to supplant the former South Coventry and Eastern existing schedules of miscellaneous service charges with the Company’s uniform schedule of special charges.
     2. Existing Rates
     The Department’s adoption of the amended Settlement Agreement allowed for a rate increase of $7,117,772, or 14.5%, in Phase I. This increase was not allocated through rates on an across-the-board basis. Rather, in accordance with the amended Settlement Agreement, CWC’s meter service charges, commodity charges and fire protection charges were first based upon the rate design set forth in Late Filed Exhibit No. 18 (see Phase I Decision, pp. 13-15), then pro-rated across-the-board to reflect the 14.5% Phase I increase. As stipulated by the amended Settlement Agreement, the approved Phase I rates became effective for service rendered on and after January 1, 2007.
     3. Proposed Phase II Rates
     The Company submitted the rate schedules proposed for Phase II as Schedule E-5.6 of its Petition. Amendments to correct certain errors in Schedule E-5.6 were filed in response to interrogatories WA-254 and WA-255, as Exhibits WA-254 and WA-255,.
     As discussed in Section II.B.1, above, CWC seeks a Phase II rate increase of $7,057,569, or 12.56%, over its current level of annual revenues of $56,179,742. It should be noted that the $56,179,742 amount encompasses revenues from metered sales, fire protection and miscellaneous charges. However, since the amended Settlement Agreement prohibits further adjustments to miscellaneous charges, annual revenue specifically from miscellaneous charges remains at its current level. Accordingly, the Company has allocated the $7,057,569 increase across-the-board on a percentage basis to reflect that increase over the current level of annual revenues from just metered sales and fire protection, $55,825,669. (See table in Section II.B.2.) Petition, p. 3. As a result, CWC proposes to increase all metered rates and fire protection charges by approximately 12.64% across-the-board [$7,057,569 ÷ $55,825,669].

Docket No. 06-07-08PH02	Page 15
     As discussed in Section II.C.1, above, the existing rate schedules for South Coventry and Eastern were kept intact as a result of the respective decisions in Docket No. 06-06-21 and Docket No. 07-07-33. In this Phase II proceeding, the Company is not proposing any changes to the meter service charges, commodity charges and fire protection charges currently applied to customers acquired as a result of CWC’s acquisitions of the South Coventry and Eastern water systems. Petition, Bancroft PFT, p. 3. Rates for customers of the South Coventry system were specifically not changed with the rate increase approved in Phase I. Phase I Decision, p. 17. Because customers of the Eastern system were acquired after the rates were approved in the Phase I Decision, they were not considered part of the base to which this requested increase will be applied. Bancroft PFT, p. 3. Revenues from these customers are not part of the $56,178,742 amount representing CWC’s current approved level of annual revenues. The existing rate schedules for South Coventry are included in Schedule E-5.6 of the Company’s Petition.
     4. Proposed Per Diem Rates
     CWC is requesting Department approval to include in its rate schedules a breakdown of its meter service charges to daily rates. Westbrook PFT, p. 3. For divisions that bill monthly, each daily rate is derived by multiplying the monthly rate times 12 and then dividing by 365 days. Westbrook PFT, p. 3. For divisions that bill quarterly, each daily rate is derived by multiplying the quarterly rate by four and then dividing by 365 days. According to the Company, having meter service charges on a per diem basis would allow it to more accurately bill customers for the actual number of days in a given billing cycle, which may not be in full monthly or quarterly increments. Ibid., p. 3.
     5. Approved Rate Schedules
     After thorough review of the CWC’s proposed Phase II rate schedules, the Department finds that the Company has properly allocated its proposed rate increase of $7,057,569 in accordance with the amended Settlement Agreement. The Company increased its meter service charges, commodity charges and fire protection charges for all divisions, except South Coventry and Eastern, across-the-board by 12.64%. However, in light of an adjustment to the revenue requirement to reflect a reduction of $77,805 to property tax expense and $267,656 for depreciation expense, the Department has reduced the rate increase allowed by this Phase II Decision to $6,712,108. Therefore, the proposed rates must be adjusted pro-rata to reflect the allowed increase.
     As demonstrated by Table 2 in Section II.B.C, above, the across-the-board percentage increase to meter service charges, commodity charges and fire protection charges for all divisions, except for South Coventry and Eastern, amounts to 12.02% at the allowed rate increase. Accordingly, the Department has amended the Company’s proposed rate schedules to instead reflect a 12.02% across-the-board increase to meter service charges, commodity charges and fire protection charges, as set forth in Appendix A of this Decision.

Docket No. 06-07-08PH02	Page 16
     Relative to the Company’s request to include daily rates in its rate schedules, the Department notes that the Company is not looking to apply “new” rates. Rather, it seeks the ability to apply meter service charges, as approved by the Department, on a per diem basis to more accurately bill customers for those charges based on the actual number of days in the billing period. It is unlikely, for instance, that the Company would read a customer’s meter at equal quarterly intervals throughout a given year; one quarter would likely have a few days more or a few days less than another quarter. Per diem billing would also be beneficial for a customer that requests new service or voluntarily terminates his service on a day that is not at the beginning or the end of his billing cycle. The use of daily rates would allow customers so inclined to check the accuracy of their bills for themselves.
D. Customer Service Issues
     1. CWC Rules and Regulations
     In this Phase II proceeding, the Company testified that no changes were proposed to its current Rules and Regulations currently on file with the Department. Response to Interrogatory CA-01. The Department last reviewed and approved the Company’s Rules and Regulations by letter dated May 14, 2007. The Department found that the Company complied with Order No. 3 of the Phase I Decision by filing an amended copy of its Rules and Regulations. In the Department’s May 14, 2007 correspondence to the Company, the Department inadvertently referred to Order No. 3 as non-compliant where it should had referred to Order No. 2, which required the Company to amend its medical certification form. The Rules and Regulations were reviewed and approved by the Department but the Company’s medical certification form lacked a definition for serious illness. The Company’s amended medical certification form was never filed in Docket No. 06-07-08, for compliance with Order No. 2.
     2. Medical Certification Form
     The Company filed a copy of the medical certification form it uses to identify customers who request medical protection due to a life-threatening condition or serious illness, as provided in Conn. Agencies Regs. §16-3-100(e). Application, Section H-2.0(g). In response to questioning regarding whether the Company distinguished between life-threatening and serious illness circumstances vis-a-vis potential service termination, the Company replied that it treats life-threatening circumstances and serious illness circumstances the same and defers termination based on the physician’s certification. Tr. 2/27/08, p. 1775. The Company stated that in all such circumstances, it prefers to craft a reasonable arrangement with the customer rather than initiate steps to terminate service. Ibid. The Department finds that the Company provides medical certification protection from service termination consistent with Conn. Agencies Regs. § 16-3-100(e); however, its medical form does not adequately differentiate between a customer with a life-threatening situation (who must make a payment arrangement but cannot be terminated if he does not make and keep the arrangement) and a customer with a serious medical condition (who is also required to make a payment arrangement but is subject to service termination if the arrangement is not kept). The Company must amend the notice to comport with this distinction and to offer the certifying physician a choice between the medical conditions. The Department directs the Company to file a

Docket No. 06-07-08PH02	Page 17
copy of the amended medical certification for its review and approval prior to implementation.
     3. Provision of Financial Assistance to Hardship Customers
     The Company testified that it currently provides no financial assistance program to hardship customers, but is willing to revisit such an offering. Tr. 2/27/08, pp. 1775-1776. The Department encourages the Company to explore this option. The Department will order the Company to report on its findings regarding a financial assistance program for hardship customers.
III. FINDINGS OF FACT — PHASE II
1.	Total annual revenues of $56,179,742 were allowed to CWC under the Phase I Decision.
2.	Since the Phase I Decision, $15,920,227 in CWC-funded net utility plant additions was placed in service on or before December 31, 2007.
3.	The amended Settlement Agreement limits the increase in rate base arising from additional CWC-funded plant placed in service on or before December 31, 2007, to no more than $15.5 million.
4.	The PVA Decision ordered CWC to extend a water main down Cemetery Road from Forest Street in Plainfield to the PVA by December 31, 2007.
5.	The Cemetery Road main currently provides service to HPHA and makes fire protection available to the area via four fire hydrants.
6.	The depreciation rates used by CWC are the rates that were listed as the current depreciation rates in workpaper C-3.3 filed during the Phase I proceeding and approved by the Phase I Decision.
7.	If the overall CWC composite rate were to be applied only to 2007 additions, CWC will not recover its proper depreciation expense on the 2007 items as required by the amended Settlement Agreement.
8.	Net utility plant additions and depreciation expense are $15,500,000 and $1,151,062, respectively.
9.	Relative to property tax collection, the amended Settlement Agreement stipulates that, “CWC shall be allowed to recover the additional property taxes on the 2007 additional plant additions based upon the latest actual mill rates in effect . . . .”
10.	Certain property tax payments are not due and payable until 2009.
11.	Claimed property taxes by CWC do not correspond with actual payments.

Docket No. 06-07-08PH02	Page 18
12.	The amended Settlement Agreement explicitly excludes from the reopener “any other adjustments to expense, revenue, rate base or rate of return.”
13.	The OCC does not cite to any particular amount of leasing expense that is claimed to be duplicated by the 2007 vehicle purchase.
14.	CWC calculated the actual revenue increase required in Phase II to be $7,057,569 in total.
15.	The resulting increase in Phase II would adjust meter service charges, commodity charges and fire protection charges pro rata on an across-the-board basis.
16.	CWC’s uniform schedule of special charges does not currently apply to the South Coventry and Eastern systems.
17.	CWC currently offers no financial assistance program to its hardship customers.
18.	CWC’s Medical Certification Form currently does not differentiate between a seriously ill customer and a customer with a life-threatening situation.
IV. CONCLUSION AND ORDERS
A. Conclusion
     Based on the foregoing, additional annual revenues in the amount of $6,712,108, or approximately 11.95%, in the Phase II portion of this rate application are approved, effective the date of this Decision, over the annual revenues allowed CWC under the Phase I Decision. Total annual revenues of $62,891,850 and the rate schedules set forth in Appendix A are hereby approved subject to CWC’s compliance with the Orders listed below. The Department approves retail water revenues of $62,483,329.
     The approved increase results in a 12.02% across-the-board increase to CWC’s meter service charges, commodity charges and fire protection charges for all customers except for customers of the South Coventry and Eastern systems. For a residential customer on a 5/8-inch meter with typical quarterly consumption of 18,000 gallons, his quarterly bill would increase from $124.55 to $139.52 in the CWC Main Division, from $96.74 to $108.37 in the Crystal Division, from $114.06 to $127.77 in the Gallup Division, and from $76.99 to $86.24 in the Unionville Division.
     The Department authorizes CWC to supplant the existing schedules of miscellaneous charges in use in the South Coventry and Eastern systems with CWC’s uniform schedule of special charges.

Docket No. 06-07-08PH02	Page 19
B. Orders
     For the following Orders, submit an original and eight (8) copies of the requested material, identified by Docket Number, Title and Order Number to the Executive Secretary of the Department.
1.	On or before April 11 2008, the Company shall submit to the Department, under its own letterhead or official tariff designation, its schedules of approved rates and charges.
2.	No later than April 30, 2008, the Company shall submit a report on its findings regarding a financial assistance program.
3.	No later than April 30, 2008, the Company shall submit an amended Medical Certification Form for the Department’s review and approval. In addition, at least ten business days prior to implementation, the Company shall submit to the Department, for review and approval, any proposed changes to its bill format, customer service policies and procedures, or Rules and Regulations.

APPENDIX A
CONNECTICUT WATER COMPANY
SCHEDULE OF APPROVED RATES AND CHARGES
(Effective April 1, 2008)
CONNECTICUT WATER DIVISION

Year-Round Meter Service Charges		Monthly	Quarterly
Meter Size	Daily Rate	Charge	Charge
5/8”	$0.274	$8.33	$24.99
3/4”	$0.411	$12.49	$37.48
1”	$0.685	$20.82	$62.46
1 1/2”	$1.369	$41.65	$124.95
2”	$2.191	$66.64	$199.91
3”	$4.108	$124.94	$374.83
4”	$6.846	$208.24	$624.71
6”	$13.692	$416.47	$1,249.42
8”	$21.908	$666.36	$1,999.08
10”	$32.867	$999.70	$2,999.09

Year Round Water Commodity Charges		Per 1,000
Customer Class		Gallons
Residential	All consumption	$6.3629
Commercial	All consumption	$5.5687
Industrial	All consumption	$4.7363
Public Authority	All consumption	$5.2225

		Per 100 Cubic
Year Round Water Commodity Charges		Feet
Residential	All consumption	$4.7595
Commercial	All consumption	$4.1654
Industrial	All consumption	$3.5428
Public Authority	All consumption	$3.9065

Seasonal Meter Service Charges
Meter Size	Per Season
5/8”	$100.01
3/4”	$149.90
1”	$249.91
1 1/2”	$499.83
2”	$799.40
3”	$1,500.22
4”	$2,500.36

Seasonal Water Commodity Charges	Per Season
Charger Per Thousand Gallons	$13.073
Charge per Hundred Cubic Feet	$9.779

Private Fire Protection Rates	Per Quarter
$36.31
2” service connection	$81.87
3” service connection	$113.86
4” service connection	$267.25
6” service connection	$472.36
8” service connection	$729.16
10” service connection	$1,037.67
12” service connection	$36.31

Public Fire Protection

Hydrant Charge (per month)	$51.33
Linear-Foot Charge (per quarter)	$0.08667
Linear-Foot Charge – Bradley Field (per month)	$0.05200

Bradley Field

60% of Regular Connecticut Water Rates

MIDDLEBURY — HERITAGE SYSTEM

Meter Service Charges		Quarterly
Meter Size	Daily Rate	Charge
5/8”	$0.139	$12.65
3/4”	$0.208	$18.97
1”	$0.485	$44.26
1 1/2”	$1.594	$145.44
2”	$2.079	$189.71
3”	$4.158	$379.42
4”	$6.930	$632.36
6”	$13.860	$1,264.71
8”	$22.176	$2,023.59
10”	$31.878	$2,908.91
12”	$40.195	$3,667.76

Year Round Water Commodity Charges		Per 1,000
Customer Class	Quarterly	Gallons
All Customer Classes	First 50,000 gallons	$4.806
	Over 50,000 gallons	$6.324

Determined by utilizing the amount of water used (Commodity Charge) times the debt service charge

Water Rates for Middlebury Terrace Well System Users (Flat Rate)
$106.00 per residence

Quarterly
Fire Protection Charges	Charge
Hydrant Charge	$51.33
Inch-Foot Charge	$0.08667

BAY MOUNTAIN SYSTEM and SDC SYSTEM

Meter Service Charge		Quarterly
Meter Size	Daily Rate	Charge
5/8”	0.274	$24.99

Commodity Charge per 1,000 Gallons
Residential	All consumption	$5.710

MASONS ISLAND SYSTEM

Year Round Meter Service Charges
Meter Size	Daily Rate	Quarterly Rate
5/8”	$0.274	$24.99
3/4”	$0.411	$37.48
1”	$0.685	$62.46

Year Round Water Commodity Charges		Per 1,000
Customer Class		Gallons
Residential	All consumption	$5.710

Seasonal Water Commodity Charges
Meter Size	Per Season
5/8”	$198.99
1”	$464.07

Seasonal Water Commodity Charges
Charge Per 1,000 Gallons	$13.02

SOUNDVIEW, POINT O’WOODS & WHITE SANDS BEACH SYSTEMS

Seasonal Flat Rate Charges
Single	$375
Duplex	$863
Triplex	$1,126
Quadplex	$1,501
Commercial	$562

CRYSTAL DIVISION

Meter Service Charges
Meter Size	Daily Rate	Quarterly Charge
5/8”	$0.274	$24.99
3/4”	$0.411	$37.48
1”	$0.685	$62.48
1 1/2”	$1.369	$124.95
2”	$2.191	$199.89
3”	$4.108	$374.85
4”	$6.846	$624.72
6”	$13.692	$1,249.41
8”	$21.908	$1,999.08
10”	$32.867	$2,999.09

Water Commodity Charges Customer Class	Per 1,000 Gallons

Residential	$4.632
Commercial	$3.736
Industrial	$2.554
Public Authority	$3.552

Private Fire Protection
Service Connection Size	Quarterly Charges
4” or less	$181.31
6”	$412.08
8”	$733.48
10”	$1,145.55
12”	$1,648.27

Pubic Fire Protection Charges

Hydrant Charge (per quarter)	$51.33

Linear-Foot Charge (per month)
Plainfield	$0.035119
Brooklyn	$0.086672
Killingly (except Borough of Danielson)	$0.043487
Borough of Danielson	$0.176874
Thompson	$0.086672

GALLUP DIVISION

Meter Service Charges
Meter Size	Daily Rate	Quarterly Charge
Brookside system only:
5/8” & 3/4”	$0.274	$24.99
All other systems:
5/8”	$0.274	$24.99
3/4”	$0.411	$37.48
1”	$0.685	$62.48
1 1/2”	$1.369	$124.95
2”	$2.191	$199.89
3”	$4.108	$374.85
4”	$6.846	$624.72
6”	$13.692	$1,249.41

Water Commodity Charges
Customer Class	Per 1,000 Gallons
Residential	$5.710
Commercial	$4.787
Industrial	$4.857
Public Authority	$4.857

Private Fire Protection
Service Connection Size	Quarterly Charges
4” or less	$113.86
6”	$267.25
8”	$472.36

Pubic Fire Protection Charges
Hydrant Charge (per quarter)	$51.33
Linear-Foot Charge (per month)	$0.086672

UNIONVILLE DIVISION

Meter Service Charges
Meter Size	Daily Rate	Quarterly Charge
5/8”	$0.274	$24.99
3/4”	$0.411	$37.48
1”	$0.685	$62.48
1 1/2”	$1.369	$124.95
2”	$2.191	$199.89
3”	$4.108	$374.85
4”	$6.846	$624.72
6”	$13.692	$1,249.41

Water Commodity Charges
Customer Class		Per 1,000 Gallons
Residential	All Consumption	$3.403
Commercial	All Consumption	$2.756
Industrial	All Consumption	$2.361
Public Authority	All Consumption	$2.360

Private Fire Protection
Service Connection Size	Per Quarter
4” or less	$113.86
6”	$267.25
8”	$472.36
10”	$729.16
12”	$1,037.67

Pubic Fire Protection Charges
Hydrant Charge (per quarter)	$51.33
Linear-Foot Charge (per month)	$0.086672

SOUTH COVENTRY SYSTEM

Meter Service Charges
Meter Size	Daily Rate	Monthly Charge	Quarterly Charge
All Meters	$0.291	$8.85	$26.56

Water Commodity Charges	Monthly Charge	Quarterly Charge
Customer Class	Per 100 cubic feet	Per 100 cubic feet
Residential All Consumption	$5.4767	$5.4767

Commercial & Industrial First 3,333 cubic feet	$5.4767	$5.4767
Excess of 3,333 cubic feet	$3.3173	$3.3173

First 10,000 cubic feet	$5.4767	$5.4767
Excess of 10,000 cubic feet	$3.3173	$3.3173

EASTERN SYSTEM

Meter Service Charges	Daily	Monthly
Meter Size	Rate	Charge
5/8”	$0.592	$18.00
3/4”	$0.888	$27.00
1”	$1.479	$45.00
1 1/2”	$2.959	$90.00
2”	$4.734	$144.00
3”	$8.877	$270.00
4”	$14.795	$450.00
6”	$29.589	$900.00
8”	$47.342	$1,440.00
10”	$68.055	$2,070.00

Commodity Charges Per 1,000 gallons
Residential (all systems except Pilgrim Hills, Pinewood and Redwood Farms)	$4.960
Residential (Pilgrim Hills, Pinewood and Redwood Farms systems only)	$5.980
Commercial	$4.283
Public Authority	$4.084

Flat Rate Charges
Senior Housing	$26.60
Residential (all except Westchester East & Westchester Village customers)	$48.00
Residential (Westchester East & Westchester Village customers)	$36.00
Seasonal	$44.00

	Monthly	Annual
Public Fire Protection	Charge	Charge
Per Hydrant	$20.00	$240.00
Per Inch-Foot	$0.00986	$0.11832

SCHEDULE OF SPECIAL CHARGES
(All Divisions)

Service Turn on/Off and Meter Charges
Service turn off (normal hours)	$40
Service turn off (after hours)	$60
Service turn on (normal hours)	$40
Service turn on (after hours)	$60
Service turn on – large meter ≥ 2” (normal hours)_	$40
Service turn of – large meter ≥ 2” (after hours)	$60
Service turn on at curb (normal hours)	$40
Service turn on (after hours)	$60
Service turn on – seasonal activation	$20
Frozen meter charge	$50
Frozen meter charge (after hours)	$75

Miscellaneous Fees and Charges
Bulk water account activation	$50
Bulk water commodity charge	Commercial metered rate
Unauthorized hydrant use	$200
Unauthorized water use	$300
Curb box repairs – equipment required	$300
Curb box repairs – hand dug	$100
Cross connection notice fee	$40

Collection Fees
Returned check fee	$30
Late payment fee	1.5% per month

*	Calculation of Late Payment Fee and Interest Charges:
The interest charges are applied at the time of billing and are applied to past due amounts only. Monthly customers would have a one-month interest charge applied at the time of billing and quarterly customers would have a three-month interest charge applied at the time of billing (3 times the monthly interest rate).

DOCKET NO. 06-07-08PH02	APPLICATION OF THE CONNECTICUT WATER COMPANY TO AMEND RATE SCHEDULES — ADJUSTMENT TO ANNUAL REVENUES
This Decision is adopted by the following Commissioners:
John W. Betkoski, III
Donald W. Downes
Anne C. George
CERTIFICATE OF SERVICE
     The foregoing is a true and correct copy of the Decision issued by the Department of Public Utility Control, State of Connecticut, and was forwarded by Certified Mail to all parties of record in this proceeding on the date indicated.

March 28, 2008

Louise E. Rickard	Date
Acting Executive Secretary
Department of Public Utility Control